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                                                                     Exhibit 5


             [SEYFARTH, SHAW, FAIRWEATHER & GERALDSON LETTERHEAD]







                               January 12, 1998



   American Classic Voyages Co.
   Two North Riverside Plaza
   Chicago, Illinois 60606

     RE:           AMERICAN CLASSIC VOYAGES CO. 1992 STOCK OPTION PLAN




Ladies and Gentlemen:

     We have acted as counsel for American Classic Voyages Co., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of options ("Options") to purchase up to 2,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), under the American Classic Voyages Co. 1992 Stock Option Plan (the "Plan"), all of which are being registered pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933.

     We have examined the Articles of Incorporation of the Company, its Bylaws, the Plan, the forms of Option Agreements, and such other corporate records, certificates, documents and matters of law as we have deemed necessary to render this opinion.

     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Plan, the Options and the Common Stock have been duly authorized, and that the shares of Common Stock issued are, or to be issued under the Plan will be, validly issued, fully paid and nonassessable shares.

     We hereby consent to the filing of this opinion as Exhibits 5 and 23.2 to the Registration Statement for the Plan.

                                     Very truly yours,

                                     SEYFARTH, SHAW, FAIRWEATHER & GERALDSON

                                                     /s/